                              FIDELITY BOND INSURANCE ALLOCATION AGREEMENT

                        This Agreement dated May 24, 2006 and amended on January 30, 2009, and further amended on April 30, 2009, is entered into by and among Waddell & Reed
            Advisors Funds, Ivy Funds Variable Insurance Portfolios, Waddell & Reed InvestEd
            Portfolios, Ivy Funds, Inc. and Ivy Funds (each of such parties being referred to individually as a "Fund" and collectively as the "Funds"), each an investment company registered under the Investment Company Act of 1940, as amended ("1940
            Act"), and Waddell & Reed, Inc., Waddell & Reed Investment Management Company,
            Waddell & Reed Services Company, Ivy Funds Distributor, Inc., Ivy Investment
            Management Company and Austin, Calvert & Flavin, Inc. (each of such parties being referred to individually as a "Covered Affiliate" and collectively as the "Covered
            Affiliates") (each Fund or Covered Affiliate referred to individually as a "Party"
            and collectively as the "Parties").

                        In order to obtain joint-insureds fidelity bond insurance under an insurance policy (the "Policy") on favorable terms, and in consideration of the mutual agreements set forth below, the Parties agree as follows:

                        1.    The Policy.  The Parties agree to secure and maintain a Policy to insure each Party and its respective portfolios.

                        2.    Primary Coverage.  Each Fund shall have "Primary Coverage"
            (i.e., minimum insured coverage) under the Policy in an amount that is in accordance with Rule 17g-1(d)(1) under the 1940 Act.  Each Covered Affiliate shall have Primary
            Coverage as required by applicable federal statutes and regulations had it not been named as an insured under this Policy.  Each Party shall promptly take action to increase its Primary Coverage amount, which shall therefore increase the total amount
            (i.e., limit of liability) of the Policy, whenever required to comply with applicable federal statutes and regulations, including but not limited to Rule 17g-1 under the
            1940 Act.

                        3.    Definitions.  As used in this Agreement, the following terms have the following meanings:

                        (a)   "Agent" means in the case of the Waddell & Reed Advisors Funds,
                  Waddell & Reed Investment Management Company or, in the case of the Ivy Funds,
                  Ivy Investment Management Company, or its successor, acting as agent for the
                  Parties.

                        (b)   "Commission" means the U.S. Securities and Exchange Commission.

                        (c)   "Insured" means any Fund (including any portfolio of a Fund) and any Covered Affiliate.

                        (d)   "Insured Loss" means a loss (including all related expenses) of an Insured that is covered under the Policy (including any endorsement thereof)
                  or that would be so covered but for the exhaustion of the applicable limit of liability and any applicable deductible).

                        (e)   "Policy Period" means the period from the initial effective date of the Policy through the next succeeding anniversary date or the period from any anniversary date subsequent to the initial effective date through the next succeeding anniversary date (or any modification of such period as may be agreed to by the Parties and the insurer).

                        4.    Allocation of Premiums.  The fidelity bond premium shall first be allocated between the Funds and the Covered Affiliates based upon the total assets of the Funds and the other accounts managed by a Covered Affiliate.  Then, the amount of the premium so allocated to the Funds as a group shall be allocated among the Funds based upon the average of (a) each Fund's percentage of total Fund assets, and (b) the amount of the Primary Coverage required for each Fund as a percentage of the total amount of the Primary Coverage required for all Funds.  In the event that the amount of the premium to be allocated to a Fund pursuant to the preceding sentence for any
            Policy Period exceeds the cost to the Fund of a single-insured policy providing
            Primary Coverage, the allocation of the Fund's premium shall be modified to ensure that the amount allocated to that Fund does not exceed its singled-insured policy premium.  This shall be accomplished by allocating among the other Funds the amount of the Fund's allocated premium that exceeds the amount of the Fund's single-insured policy premium.  If necessary, this process shall be repeated.

                        5.    Allocation of Coverages.  Proceeds paid under the Policy shall be allocated so that each Insured receives an equitable and proportionate share of the recovery and shall be specifically allocated among the Insureds as follows:

                        (a)   Coverage Sufficient for All Insured Losses.  If the aggregate
                  Insured Losses of all Insureds relating to claims relating to a particular
                  Policy Period are covered by proceeds of the Policy for that Policy Period, such proceeds shall be allocated among the Insureds according to their respective Insured Losses.

                        (b)   Allocation of Insufficient Coverage.  If the aggregate Insured
                  Losses of all Parties relating to claims relating to a particular Policy Period exceed the aggregate proceeds of the Policy for Insured Losses for that Policy
                  Period, such proceeds shall be first allocated among the Insureds who sustained such losses in proportion to their respective Primary Coverages; and if, after such initial allocation, there are remaining proceeds for Insured Losses relating to that Policy Period, such remaining proceeds shall be further allocated among such Insureds whose Insured Losses have not yet been paid in proportion to such respective Primary Coverages of those Insureds (repeating this further allocation procedure until all of such proceeds have been allocated).

                        (c)   Reallocation.  If all Insured Losses relating to a Policy Period under the Policy are not paid at the same time, the Insureds who claim such
                  Insured Losses for that Policy Period shall make such provisions as they deem suitable to the particular circumstances (taking into account the size of any payments received, the size, nature and expected result of any remaining claims, and all other relevant factors) to permit a later reallocation of amounts first paid in accordance with this section 5.

                        6.    Notices.  Each Party agrees promptly to give to the Insurer all notices required under the Policy.

                        7.    Agent.  The Agent hereby is appointed as the agent for the Parties for the purposes of seeking, negotiating and obtaining the Policy and of making, adjusting, receiving and enforcing payment of all claims under the Policy and otherwise dealing with the insurer with respect to the Policy.  All expenses incurred by the Agent in its capacity as agent for claims shall be shared by the Insured on whose behalf the expenses were incurred in proportion to their Insured Losses.

                        8.    Notification of Agent.  Each Party shall promptly notify the
            Agent in writing of any circumstance that may give rise to a claim by such Party under the Policy.

                        9.    Filing with the Commission.  Each Party, as required by Rule
            17g-1 under the 1940 Act, shall file a copy of this Agreement and any amendment hereto with the Commission.

                        10.   Modification and Termination.  This Agreement may be modified or amended from time to time by mutual written agreement among the Parties.  Additional
            Parties may become subject to this Agreement if the Insurer is willing to add the additional Party and the amount of the coverage is increased not less than the amount which would have been required for the additional Party under applicable federal statutes and regulations, including but not limited to Rule 17g-1 under the 1940 Act.

                        This Agreement shall terminate with respect to any Insured as of the date such Insured ceases to be an Insured under the Policy; provided that such termination shall not affect that Insured's rights and obligations hereunder with respect to any claims or Insured Losses relating to a period when that Insured was insured under the Policy.  This Agreement may be terminated by either Party by written notice to the other Party given not less than 60 days prior to the date specified for termination.

                        11.   Board Approval.  The Board of Directors/Trustees of each Fund
            (including a majority of the members of the board who are not "interested persons"
            of the Fund as defined in the 1940 Act) has approved the portion of the premium to be paid by each Fund.

                        12.   Prior Agreements.  This Agreement shall supersede any prior agreement among the Parties relating to the allocation of premiums and coverages under any joint-insured policy bond providing fidelity coverage, and any such agreement is hereby terminated.

                        13.   Further Assurances.  Each Party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes hereof.

                        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the 30th day of April 2009.

            WADDELL & REED ADVISORS FUNDS
            IVY FUNDS VARIABLE INSURANCE PORTFOLIOS
            WADDELL & REED INVESTED PORTFOLIOS
            IVY FUNDS, INC.
            IVY FUNDS

            By:
                  /s/ Mara D. Herrington
                  Mara D. Herrington, Vice President

            WADDELL & REED, INC.
            WADDELL & REED INVESTMENT MANAGEMENT COMPANY
            WADDELL & REED SERVICES COMPANY
            IVY FUNDS DISTRIBUTOR, INC.
            IVY INVESTMENT MANAGEMENT COMPANY
            AUSTIN, CALVERT & FLAVIN, INC.

            By:
                  /s/ Wendy J. Hills
                  Wendy J. Hills, Secretary